Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports First Quarter 2017 Results

Highlights

•	Book-to-bill ratio of 1.4x for the first quarter of 2017 and 1.2x for the twelve-month period ended March 31, 2017.

•	Net new business awards of $359.9 million for the three months ended March 31, 2017, representing growth of 19.0% and the highest quarter of net awards in the Company’s history.

•	Net service revenue of $252.1 million for the three months ended March 31, 2017.

•	GAAP diluted earnings per share of $0.38 for the three months ended March 31, 2017.

•	Adjusted diluted earnings per share of $0.60 for the three months ended March 31, 2017, representing growth of 3.4%.

RALEIGH, NC, May 10, 2017 — INC Research Holdings, Inc. (NASDAQ: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the first quarter ended March 31, 2017.

“INC Research is off to a strong start in 2017, with record gross awards and continued expansion of capabilities in key areas of importance to our customers,” said Chief Executive Officer Alistair Macdonald. “INC’s ability to work in a variety of flexible outsourcing models - full service, functional service, or a hybrid of both - is resonating increasingly with our customers, as demonstrated by our robust awards and strategic partnership opportunities secured during the quarter.”

He concluded, “I’d like to thank our nearly 6,900 employees worldwide for their efforts in helping us to deliver a strong first quarter and once again earn INC recognition as the ‘Top CRO to Work With’ among top 10 global CROs in the 2017 CenterWatch Global Investigative Site Relationship Survey. INC is proud to be the only CRO ranked among the top three in all CenterWatch site relationship surveys conducted over the past decade and believe this recognition is a strong testament to our support of and collaboration with sites in bringing new medicines to market for patients. We remain committed to enhancing our relationships with sites and all stakeholders across the clinical research community as we work to establish INC as the CRO of Choice.”

First Quarter 2017 Results

Net service revenue for the three months ended March 31, 2017 increased by 1.2% to $252.1 million, compared to net service revenue of $249.0 million for the three months ended March 31, 2016. During the first quarter of 2017, our net service revenue growth was primarily attributable to the increase in our FSP business. During the three months ended March 31, 2017, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $3.5 million on net service revenue compared to the same period in 2016.

Income from operations for the three months ended March 31, 2017 increased by 6.9% to $34.8 million, compared to $32.5 million for the three months ended March 31, 2016. Operating margin for the three months ended March 31, 2017 was 13.8% compared to 13.1% for the same period in 2016.

The Company’s income from operations includes certain expenses and transactions that it believes are not representative of its core operations. Excluding these items, adjusted income from operations remained relatively flat at $52.0 million for the three months ended March 31, 2017, compared to $52.2 million for the three months ended March 31, 2016. Adjusted operating margin for the three months ended March 31, 2017, was 20.6% compared to 21.0% for the same period in 2016.

The Company reported net income for the three months ended March 31, 2017 of $21.2 million, resulting in diluted earnings per share of $0.38, compared to $17.4 million, or $0.31 per diluted share, for the three months ended March 31, 2016. Adjusted net income for the three months ended March 31, 2017 was $33.1 million, or $0.60 per diluted share, compared to $32.5 million, or $0.58 per diluted share, for the same period in 2016.

Adjusted EBITDA for the three months ended March 31, 2017 increased to $58.1 million, up from $57.1 million for the three months ended March 31, 2016. For the three months ended March 31, 2017, adjusted EBITDA margin was 23.1%, compared to 22.9% for the same period in 2016.

Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures are provided below.

New Business Awards and Backlog

Backlog grew by 12.2% to $2.10 billion as of March 31, 2017, compared to $1.87 billion as of March 31, 2016. For the three months ended March 31, 2017, fluctuations in foreign currency exchange rates resulted in a favorable impact on our March 31, 2017 backlog in the amount of $7.1 million, primarily due to the strengthening of the Euro against the U.S. dollar. Net new business awards grew 19.0% to $359.9 million for the three months ended March 31, 2017, representing a book-to-bill ratio of 1.4x, compared to $302.4 million for the three months ended March 31, 2016.

Business Outlook

The Company’s full-year guidance for 2017 is outlined in the following table. The guidance takes into account a number of factors, including current sales pipeline, approximately $705 million of existing backlog expected to translate into revenue in 2017, and our expectations for additional net new awards during 2017. Further, our guidance is based on current foreign currency exchange rates, current interest rates and our expected tax rates, and does not take into account the effects of any future stock repurchases.

	Guidance Issued		Guidance Issued
	5/10/2017		2/28/2017
	Low	High	Low	High
Net service revenue	$1,040million	$1,070million	$1,030million	$1,100million
GAAP diluted EPS	$2.04	$2.15	$1.94	$2.10
Adjusted diluted EPS	$2.66	$2.74	$2.63	$2.75

Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and adjusted diluted earnings per share, to the corresponding GAAP measures are provided below.

Webcast and Conference Call Details

INC Research will host a conference call at 8:00 a.m. EDT on May 10, 2017, to discuss its first quarter 2017 financial results. The live webcast will be available in listen-only mode in the Events section of the Company’s Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 11961964.

An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on May 10, 2017. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 11961964.

About INC Research

INC Research (NASDAQ: INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among the top 10 global CROs in the 2017 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our updated 2017 guidance, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political and other risks, including currency and stock market fluctuations and the uncertain economic environment; fluctuations in our financial results; reliance on key personnel; our customer or therapeutic area concentration; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2016 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.

The Company defines Adjusted Income from Operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related amortization; restructuring, CEO transition, and other costs; transaction expenses; share-based compensation expense; and contingent consideration related to acquisitions and other expense. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of net service revenue.

The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously and other expense. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to exclude certain expenses and transactions that the Company believes are not representative of its core operations, namely, restructuring, CEO transition, and other costs; transaction expenses; share-based compensation expense; contingent consideration related to acquisitions and other expense; and other expense. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company’s ability to fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company’s core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Income from Operations, Adjusted Operating Margin and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company’s business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:

Ronnie Speight

Vice President, Investor Relations

Phone: +1 (919) 745-2745

Email: Investor.Relations@incresearch.com

Press/Media Contact:

Lori Dorer

Senior Director, Global Corporate Communications

Phone: +1 (919) 745-2890

Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries

GAAP Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016

Net service revenue	$252,078	$248,997
Reimbursable out-of-pocket expenses	129,840	164,090

Total revenue	381,918	413,087

Cost and operating expenses:
Direct costs (exclusive of depreciation and amortization)	154,835	152,058
Reimbursable out-of-pocket expenses	129,840	164,090
Selling, general, and administrative	44,934	43,479
Restructuring, CEO transition, and other costs	1,927	6,038
Transaction expenses	2	561
Depreciation	6,164	4,892
Amortization	9,464	9,461

Total operating expenses	347,166	380,579

Income from operations	34,752	32,508

Other (expense) income, net:
Interest income	112	34
Interest expense	(3,100)	(3,004)
Other (expense) income, net	(3,457)	(5,117)

Total other (expense) income, net	(6,445)	(8,087)

Income before provision for income taxes	28,307	24,421
Income tax expense	(7,120)	(7,016)

Net income	$21,187	$17,405

Earnings per share:
Basic	$0.39	$0.32
Diluted	$0.38	$0.31
Weighted average common shares outstanding:
Basic	54,015	53,955
Diluted	55,123	55,862

INC Research Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$164,405	$102,471
Restricted cash	635	607
Accounts receivable billed, net	187,819	211,476
Accounts receivable unbilled	159,015	173,873
Prepaid expenses and other current assets	27,272	34,202

Total current assets	539,146	522,629
Property and equipment, net	57,485	58,306
Goodwill	553,071	552,502
Intangible assets, net	105,074	114,486
Deferred income taxes	18,136	14,726
Other long-term assets	18,686	25,858

Total assets	$1,291,598	$1,288,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,851	$23,693
Accrued liabilities	133,663	153,559
Deferred revenue	287,920	277,600
Current portion of long-term debt	17,813	11,875

Total current liabilities	458,247	466,727
Long-term debt, less current portion	470,053	485,849
Deferred income taxes	1,903	8,295
Other long-term liabilities	25,949	26,163

Total liabilities	956,152	987,034

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 54,089,087 and 53,762,786 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	541	538
Additional paid-in capital	582,972	573,176
Accumulated other comprehensive loss, net of taxes	(37,254)	(42,250)
Accumulated deficit	(210,813)	(229,991)

Total shareholders’ equity	335,446	301,473

Total liabilities and shareholders’ equity	$1,291,598	$1,288,507

INC Research Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$21,187	$17,405
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,628	14,353
Amortization of capitalized loan fees	201	262
Share-based compensation	5,819	2,816
(Recovery of) provision for doubtful accounts	(7)	1,129
Deferred income taxes	87	(1,268)
Foreign currency adjustments	2,707	7,774
Other non-cash items	364	130
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	39,264	(60,833)
Accounts payable and accrued expenses	(20,457)	13,048
Deferred revenue	8,232	(1,058)
Other assets and liabilities	2,673	5,596

Net cash provided by (used in) operating activities	75,698	(646)

Cash flows from investing activities:
Purchases of property and equipment	(10,571)	(4,774)

Net cash used in investing activities	(10,571)	(4,774)

Cash flows from financing activities:
Proceeds from revolving line of credit	15,000	—
Repayments of revolving line of credit	(25,000)	(30,000)
Proceeds from exercise of stock options	5,153	3,559
Payments related to tax withholding for share-based compensation	(1,173)	(11)

Net cash used in financing activities	(6,020)	(26,452)

Effect of exchange rate changes on cash and cash equivalents	2,827	42

Net increase (decrease) in cash and cash equivalents	61,934	(31,830)
Cash and cash equivalents, beginning of period	102,471	85,011

Cash and cash equivalents, end of period	$164,405	$53,181

INC Research Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Adjusted Income from Operations:
GAAP income from operations	$34,752	$32,508
Amortization (a)	9,464	9,461
Restructuring, CEO transition, and other costs (b)	1,927	6,038
Transaction expenses (c)	2	561
Share-based compensation (d)	5,819	2,816
Contingent consideration and other expense (e)	—	799

Adjusted Income from Operations	$51,964	$52,183

GAAP Operating Margin	13.8%	13.1%
Adjusted Operating Margin	20.6%	21.0%

EBITDA and Adjusted EBITDA:
Net income, as reported	$21,187	$17,405
Interest expense, net	2,988	2,970
Income tax expense	7,120	7,016
Depreciation	6,164	4,892
Amortization	9,464	9,461

EBITDA	46,923	41,744

Restructuring, CEO transition, and other costs (b)	1,927	6,038
Transaction expenses (c)	2	561
Share-based compensation (d)	5,819	2,816
Contingent consideration and other expense (e)	—	799
Other expense, net (f)	3,457	5,117

Adjusted EBITDA	$58,128	$57,075

Adjusted EBITDA Margin	23.1%	22.9%

INC Research Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (Continued)

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Adjusted Net Income:
Net income, as reported	$21,187	$17,405
Amortization (a)	9,464	9,461
Restructuring, CEO transition, and other costs (b)	1,927	6,038
Transaction expenses (c)	2	561
Share-based compensation (d)	5,819	2,816
Contingent consideration and other expense (e)	—	799
Other expense, net (f)	3,457	5,117
Income tax adjustment to normalized rate (g)	(8,797)	(9,717)

Adjusted Net Income	$33,059	$32,480

Adjusted diluted earnings per share	$0.60	$0.58
Diluted weighted average common shares outstanding	55,123	55,862

(a)	Represents the amortization of intangible assets associated with previously acquired customer relationships.
(b)	Restructuring, CEO transition, and other costs consist primarily of: (i) severance costs associated with a reduction of workforce in line with the Company’s expectations of future business operations, (ii) transition costs associated with the change in the Company’s Chief Executive Officer during the fourth quarter of 2016, (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company’s contract management process to meet the requirements of upcoming accounting regulation changes, and (iv) termination costs in connection with abandonment and closure of redundant facilities and other lease related charges.
(c)	Represents fees associated with corporate transactions.
(d)	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
(e)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.
(f)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.
(g)	Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 32.5% for the first quarter of 2017 and 34% in 2016. This rate has been adjusted to reflect the removal of the tax impact of valuation allowances recorded against deferred tax assets.

INC Research Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Full-Year 2017 Guidance

(in millions, except per share data)

(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$113.0	$119.5	$2.04	$2.15
Adjustments:
Amortization (a)	28.5	28.5
Share-based compensation expense (a)	24.0	24.0
Restructuring, CEO transition and other costs (a)	7.0	7.0
Other (a)	4.8	4.4
Income tax effect of share-based compensation (b)	(11.0)	(11.0)
Income tax effect of above adjustments (c)	(18.8)	(20.4)

Adjusted net income and adjusted diluted earnings per share	$147.5	$152.0	$2.66	$2.74

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.
(b)	Income tax effect of share-based compensation is calculated using the statutory rates applicable to the tax jurisdictions of the applicable deduction, plus the amount of discrete tax adjustments related to excess tax benefits on share-based payments as a result of share-based payments activity.
(c)	Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 32%, which is the midpoint of our range for the expected income tax rate of 31% to 33%, less the Income tax effect of share-based compensation. This adjustment also reverses the impact of unusual tax items during the period.